EXHIBIT 99

US AIRWAYS STATEMENT ON COURT DECISION
ON AIRBUS MAINTENANCE WORK

     ARLINGTON, Va., Oct. 21, 2003 -- US Airways issued the following statement in response to the decision made today by the U.S. District Court for Western Pennsylvania granting the International Association of Machinists' (IAM) request for a Preliminary Injunction on the right for US Airways to use a third-party maintenance repair provider for work on 10 US Airways Airbus A319 aircraft.

     "We are surprised by the court's ruling. We immediately will seek an emergency stay of the order from District Judge Robert J. Cindrich or from the Third Circuit while we appeal to the Third Circuit Court of Appeals. We are confident that our position will prevail in the appellate court. In the meantime, we will, of course, abide by the decision and halt the heavy maintenance work on the two A319s that are currently at Mobile Aerospace in Mobile, Ala.

     "The flying public should be assured that US Airways will continue to make safety its top priority and no action will be taken that would undermine that commitment. We continue to believe the issues should be resolved by the parties, and again call upon the IAM to work with the company to settle this disagreement. The company's long-standing offer to expedite arbitration of this issue remains in place and the company is willing to work with the IAM to explore ways to bring future Airbus heavy maintenance work in-house."

NUMBER: 4637